Exhibit 99.02

VERITAS SOFTWARE CORPORATION

1993 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

New Hire Stock Option Grants

          This Stock Option Agreement (“Agreement”) is made and entered into as of the effective date of grant (the “Date of Grant”) set forth in the attached Notice of Grant of Stock Options and Signature Page to Stock Option Agreement (the “Notice of Grant”) by and between VERITAS Software Corporation, a Delaware corporation (the “Company”), and the participant named in the Notice of Grant (“Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 1993 Equity Incentive Plan, as amended January 26, 1999 (the “Plan”).

          1. Grant of Option. The Company hereby grants to Participant an option (the “Option”) to purchase the total number of shares of Common Stock of the Company set forth in the Notice of Grant (the “Shares”) at the exercise price per share set forth in the Notice of Grant, subject to all of the terms and conditions of this Agreement and the Plan. If designated as an Incentive Stock Option above, the Option is intended to qualify as an “incentive stock option” (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

          2. Vesting Schedule.

               2.1 Vesting Schedule for New Hire Grants. Subject to the terms and conditions of the Plan and this Agreement, the Option shall be exercisable as it vests. The Shares subject to the Option shall vest as follows:

                    Provided Participant continues to provide services to the Company or any Subsidiary, Parent or Affiliate of the Company throughout the specified period, the Option shall vest as to portions of the Shares as follows: (a) the Option shall not vest with respect to any of the Shares until the Participant has completed six (6) months employment with the Company or any Subsidiary, Parent or Affiliate of the Company; (b) upon the Participant’s completion of six (6) months employment with the Company or any Subsidiary, Parent or Affiliate of the Company, the Option shall vest as to twelve and one half percent (12.5%) of the Total Option Shares; and (c) each month thereafter, the Option shall vest as to 1/48th of the Total Option Shares until the Option is vested with respect to one hundred percent (100%) of the Shares. If application of the vesting percentage causes a fractional Share, such Share shall be rounded down to a whole Share.

               2.2 Expiration. The Option shall expire on the Expiration Date set forth in the Notice of Grant and must be exercised, if at all, on or before the Expiration Date.

               2.3 Extension of Vesting for Part-Time Employees. In the event Participant is a full time employee of the Company or any Subsidiary, Parent or Affiliate of the Company on the Date of Grant, and subsequently agrees with the Company or any Subsidiary, Parent or Affiliate of the Company to reduce Participant’s normal working hours to at least twenty (20) and fewer than (30) hours per week, all references to 1/48th in Section 2.1 above shall be automatically deemed to be 1/96th from that date forward, until such time as Participant returns to a normal full time schedule, whereupon the vesting percentage shall revert to 1/48th per month from that date forward. In the event Participant is an employee of the Company or any Subsidiary on the Date of Grant with normal working hours of at least twenty (20) hours per week, and subsequently agrees with the Company or any Subsidiary, Parent or Affiliate of the Company to reduce Participant’s normal working hours to fewer than twenty (20) per week, the Option shall cease to vest until such time (if any) when Participant returns to a working schedule of at least twenty (20) hours per week.

          3. Termination.

               3.1 Termination for Any Reason Except Death or Disability. If Participant is Terminated for any reason, except death or Disability, the Option, to the extent (and only to the extent) that it would have been exercisable by Participant on the date of Termination, may be exercised by Participant no later than ninety (90) days after the date of Termination, but in any event no later than the Expiration Date.

               3.2 Termination Because of Death or Disability. If Participant is Terminated because of death or Disability of Participant, the Option, to the extent that it is exercisable by Participant on the date of Termination, may be exercised by Participant (or Participant’s legal representative) no later than twelve (12) months after the date of Termination, but in any event no later than the Expiration Date.

               3.3 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company, or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

          4. Manner of Exercise.

               4.1 Stock Option Exercise Agreement. To exercise this Option, Participant (or in the case of exercise after Participant’s death, Participant’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the form as may be approved by the Company from time to time (the “Exercise Agreement”), which shall set forth, inter alia. Participant’s election to exercise the Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise the Option. Alternatively, Participant may elect to exercise the Option by way of a Company-sponsored program with an on-line stock broker (“the Broker”) whereby Participant conveys Participant’s intent to exercise the Option through the Broker’s Internet site.

               4.2 Limitations on Exercise. The Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. The Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which the Option is then exercisable.

               4.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check), or where permitted by law:

(a)	provided that a public market for the Company’s stock exists, (1) through a “same day sale” commitment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (a “NASD Dealer”) whereby Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company, or (2) through a “margin” commitment from Participant and a NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(b)	by any combination of the foregoing.

               4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of the Option, Participant must pay or provide for any applicable federal or state withholding obligations of the Company. If the Committee permits, Participant may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Participant by deducting the Shares retained from the Shares issuable upon exercise.

               4.5 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Participant, Participant’s authorized assignee, or Participant’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

          5. Notice of Disqualifying Disposition of ISO Shares. If the Option is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Date of Grant, and (2) the date one year after transfer of such Shares to Participant upon exercise of the Option, Participant shall immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant from the early disposition by payment in cash or out of the current wages or other compensation payable to Participant.

          6. Compliance with Laws and Regulations. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

          7. Nontransferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Option shall be binding upon the executors, administrators, successors and assigns of Participant.

          8. Tax Consequences. Set forth below is a brief summary as of the Date of Grant of some of the United States federal and California tax consequences of exercise of the Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES. Participants residing in other states or other countries should contact their own tax advisors.

               8.1 Exercise of ISO. If the Option qualifies as an ISO, there will be no regular federal or California income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as a tax preference item for federal and state income tax purposes and may subject the Participant to the alternative minimum tax in the year of exercise.

               8.2 Exercise of Nonqualified Stock Option. If the Option does not qualify as an ISO, there may be regular federal and California income tax liability upon the exercise of the Option. Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. The Company will be required to withhold from Participant’s compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

               8.3 Disposition of Shares. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of the Option (and, in the case of an ISO, are disposed of more than two years after the Date of Grant), any gain realized on disposition of the Shares will be treated as long term capital gain for federal and California income tax purposes. If Shares purchased under an ISO are disposed of within one year of exercise or within two years after the Date of Grant, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. The Company will be required to withhold from Participant’s compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

          9. Privileges of Stock Ownership. Participant shall not have any of the rights of a shareholder with respect to any Shares until Participant exercises the Option and pays the Exercise Price.

          10. Interpretation. All disputes regarding the interpretation of this Agreement, the Plan or the Notice of Grant must be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

          11. Entire Agreement. The Plan and the Notice of Grant are incorporated herein by reference. This Agreement, the Plan and the Notice of Grant constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

          12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated on the Notice of Grant or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile or telecopier.

          13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

          14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          15. Acceptance. Participant hereby acknowledges receipt of a copy of the Plan, this Agreement and the Notice of Grant. Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan, this Agreement and the Notice of Grant. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax adviser prior to such exercise or disposition.

****

4